Exhibit 99.1

ConocoPhillips Reports Fourth-Quarter and Full-Year 2013 Results; 2013 Organic Reserve Replacement Ratio of 179 Percent

HOUSTON--(BUSINESS WIRE)--January 30, 2014--ConocoPhillips (NYSE: COP) today reported fourth-quarter 2013 earnings of $2.5 billion, or $2.00 per share, compared with fourth-quarter 2012 earnings of $1.4 billion, or $1.16 per share. Excluding special items, fourth-quarter 2013 adjusted earnings were $1.7 billion, or $1.40 per share, compared with fourth-quarter 2012 adjusted earnings of $1.8 billion, or $1.43 per share. Special items for the current quarter primarily related to discontinued operations as a result of a gain from the sale of the Algeria business, partially offset by asset impairments in Canada and the U.K.

Full-year 2013 earnings were $9.2 billion, or $7.38 per share, compared with full-year 2012 earnings of $8.4 billion, or $6.72 per share. Reported earnings for 2012 included $1.2 billion from downstream operations prior to the separation of Phillips 66 on April 30, 2012. Full-year 2013 adjusted earnings were $7.1 billion, or $5.70 per share, compared with full-year 2012 adjusted earnings of $6.7 billion, or $5.37 per share.

Highlights

  Annual organic reserve replacement of 179 percent from reserve additions of approximately 1.1 billion BOE.
  Fourth-quarter production of 1,518 MBOED, including continuing operations of 1,473 MBOED and discontinued operations of 45 MBOED.
  Eagle Ford, Bakken and Permian production increased 31 percent compared with fourth-quarter 2012.
  Major project startups at Ekofisk South and Jasmine, with preparations underway for full-field startup at Gumusut and Siakap North-Petai.
  Successful exploration activity continued with deepwater Gulf of Mexico discovery at Gila and ongoing exploration at unconventional plays in Canada and the Lower 48.
  Completed asset sales for proceeds of $7.0 billion in the fourth quarter of 2013, including the strategic sale of our interest in Kashagan and the Algeria business.

“2013 was a significant year for the company and we achieved several important, strategic milestones,” said Ryan Lance, chairman and chief executive officer. “We delivered on our non-core asset sales, progressed our growth programs, achieved conventional and unconventional exploration success, and increased our dividend. In addition, our capital program yielded strong organic reserve replacement, which demonstrates the quality and potential of our asset base. These accomplishments position us to meet our unique combination of 3 to 5 percent volume and margin growth with a compelling yield. We are set for an exciting year in 2014.”

Reserves Update

Preliminary year-end 2013 proved reserves are 8.9 billion barrels of oil equivalent (BOE), up 3 percent from 2012. Proved organic reserve additions are expected to be approximately 1.1 billion BOE, representing an organic reserve replacement ratio of 179 percent of 2013 production.

Organic reserve additions represent a continuing portfolio shift to higher-value liquids and reflect increased levels of activity in our development programs and major projects, as well as revisions and extensions of existing fields. Liquids comprised approximately 60 percent of the reserve additions and another 15 percent were tied to liquids pricing through liquefied natural gas. Reserves were added across the portfolio, including approximately:

  470 million BOE in Lower 48, primarily in liquids-rich shale plays, including the rapidly growing Eagle Ford and Bakken;
  250 million BOE in Canada, from Foster Creek, Christina Lake and Narrows Lake, as well as additional reserves at Surmont and across western Canada;
  190 million BOE in Asia Pacific, primarily from the Australia Pacific LNG Project (APLNG); and
  150 million BOE in other areas.

Asset dispositions completed during 2013 reduced reserves by 188 million BOE, primarily reflecting the sale of our interest in Kashagan in the Caspian Sea, properties in the Cedar Creek Anticline in Lower 48 and the Algeria business. The total reserve replacement ratio, including the impact of dispositions, is expected to be 147 percent of 2013 production.

Final information related to the company’s 2013 oil and gas reserves, as well as costs incurred, will be provided in ConocoPhillips’ Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission in late February.

Operations Update

Alaska – Production for the quarter was 205 thousand barrels of oil equivalent per day (MBOED), a decrease of 17 MBOED compared with the same period in 2012, primarily reflecting normal field decline. Following the passing of the More Alaska Production Act, ConocoPhillips is increasing development activity with the addition of a second rig brought on at Kuparuk in January 2014. During the fourth quarter, construction continued at the Alpine West CD5 Project with first production expected in late 2015.

Lower 48 and Latin America – Fourth-quarter production was 497 MBOED, an increase of 22 MBOED compared with the same period in 2012. During the quarter, production across several areas within the Lower 48 was unfavorably impacted by weather-related downtime. Growth continues from liquids-rich plays in the Eagle Ford, Bakken and Permian, which delivered 218 MBOED for the quarter, a 31 percent increase compared with the fourth quarter of 2012. Eagle Ford and Bakken achieved a peak daily rate of 141 MBOED and 43 MBOED, respectively, in the fourth quarter of 2013.

Canada – Quarterly production was 276 MBOED, a decrease of 5 MBOED compared with the same period in 2012. This decrease was primarily due to normal field decline in western Canada conventional assets and a major turnaround at Foster Creek, completed in early October. This was partly offset by production ramp up from Christina Lake Phases D and E. Strong performance at Christina Lake drove increased bitumen production of 119 MBOED, up 12 percent, compared with the fourth quarter of 2012. Additional growth is expected at FCCL as production from Christina Lake Phase E ramps to full capacity and Foster Creek Phase F achieves first production, expected in the third quarter of 2014.

Production in the Lower 48 and Canada continues to shift from natural gas to liquids. For the quarter, total liquids production in these two areas increased by 10 percent compared with the same period in 2012, resulting in the liquids percentage of production increasing to 52 percent from 48 percent.

Europe – Fourth-quarter production was 197 MBOED, a decrease of 19 MBOED compared with the same period a year ago. The decrease was primarily due to normal field decline, partly offset by improved well performance in Norway. Also during the quarter, first production was achieved from the Ekofisk South Platform in October and Jasmine Field in November. At Jasmine, production continues to ramp up and is expected to reach full rate late in the first quarter of 2014. Major project activities continue at Britannia Long-Term Compression and Eldfisk II in preparation for first production in third-quarter 2014 and early 2015, respectively.

Asia Pacific and Middle East – Quarterly production was 292 MBOED, a decrease of 30 MBOED compared with the fourth quarter of 2012, primarily due to field decline and the fourth-quarter 2013 Qatargas 3 turnaround. This was partly offset by growth in China from new wells online. In Malaysia, offshore installation is complete and commissioning activities continue on the floating production system (FPS) at the Gumusut Field, with first oil expected from the FPS in the second quarter of 2014. At Siakap North-Petai, first oil is expected in the first quarter of 2014. Construction continues at Kebabangan with sail away of the topsides planned for the second quarter of 2014. Progress also continues at APLNG as completion reached approximately 60 percent.

Other International – Production from continuing operations was 6 MBOED in the fourth quarter, a decrease of 44 MBOED compared with the same period in 2012, reflecting Libya curtailment. Libya production remains shut-in as a result of the Es Sider Terminal shutdown. During the fourth quarter, the company sold its interests in Kashagan and the Algeria business. Operations related to Kashagan, Algeria and Nigeria have been reported as discontinued operations.

Unconventional exploration – Fourth-quarter North American activity remained focused on drilling in the Niobrara and Permian Basin in the Lower 48, as well as the Montney, Duvernay and Canol plays in Canada. In China, seismic acquisition was completed in the Qijiang Block. Exploration activity is ongoing in Poland.

Conventional exploration – In the deepwater Gulf of Mexico, the company drilled an oil discovery at the Gila prospect, appraisal continues at Tiber and Coronado, and exploration drilling is ongoing at the Deep Nansen wildcat. In Indonesia, ConocoPhillips completed an acquisition to obtain operatorship and 100 percent interest in the Palangkaraya PSC. Offshore Australia, appraisal drilling continues at Poseidon. Preparations are underway for additional 2014 deepwater drilling programs in Angola, Australia, Gulf of Mexico and Senegal.

Fourth-Quarter Review

Production from continuing operations for the fourth quarter of 2013 was 1,473 MBOED, a decrease of 93 MBOED compared with the fourth quarter of 2012. This was primarily due to normal field decline, the impact of the disruption in Libya and weather-related downtime, partly offset by new production from development programs.

Adjusted earnings were essentially flat compared with fourth-quarter 2012 primarily due to lower realized prices, lower volumes and higher depreciation and operating costs associated with new production, offset by lower overall taxes. Tax expenses were lower due to a greater proportion of volumes in areas with more favorable fiscal regimes, as well as a benefit of approximately $100 million from changes in tax estimates across multiple segments and an approximately $85 million tax benefit from foreign exchange rate movements in the Asia Pacific and Middle East segment. The company’s total realized price was $65.41 per BOE, compared with $67.45 per BOE in the fourth quarter of 2012, reflecting lower overall liquids prices partially offset by higher natural gas prices. The Lower 48 and Latin America and Canada segments were negatively impacted by lower crude and bitumen realizations and wider differentials.

Special items for the quarter included a gain from the sale of the Algeria business, partially offset by non-cash impairments of mature natural gas assets in Canada and a late-life U.K. field with higher estimated asset retirement obligations.

For the quarter, ConocoPhillips generated $3.9 billion in cash from operations. The company also received $7.0 billion in proceeds from asset dispositions and paid dividends of $0.9 billion. Additionally, the company funded a $4.5 billion capital program for continuing operations and fully prepaid a $2.8 billion joint venture acquisition obligation to the company’s 50 percent owned FCCL business venture.

Full-Year Review

Production from continuing operations for 2013 was 1,502 MBOED, compared with 1,527 MBOED for 2012. Production decreased due to normal field decline and the disruption in Libya, partially offset by growth from unconventional drilling programs and major project startups. Adjusted for dispositions, Libya and downtime, production grew by 30 MBOED, or 2 percent, compared with 2012.

Adjusted earnings increased compared with 2012 primarily due to a greater proportion of volumes in areas with more favorable fiscal regimes, partially offset by higher depreciation associated with new production and increased exploration costs. The company’s total realized price was $67.62 per BOE, compared with $67.68 per BOE in 2012.

In 2013, ConocoPhillips generated $15.8 billion in cash from continuing operations, received $10.2 billion in proceeds from asset dispositions and paid dividends of $3.3 billion. The company also funded a $16.3 billion capital program for continuing operations and fully prepaid a $2.8 billion joint venture acquisition obligation to the company’s 50 percent owned FCCL business venture.

As of Dec. 31, 2013, ConocoPhillips had $6.5 billion of cash and short-term investments, including $6.2 billion of cash and cash equivalents. The company ended the year with debt of $21.7 billion and a debt-to-capital ratio of 29 percent.

Outlook

The company expects to deliver 3 to 5 percent production growth in 2014. Excluding Libya, the company’s 2014 full-year production outlook is unchanged at approximately 1,550 MBOED. First-quarter 2014 production from continuing operations is expected to be 1,490 to 1,530 MBOED, which excludes Libya.

ConocoPhillips will host a conference call today at 1:00 p.m. EST to discuss its quarterly and full-year results, and provide a status update on operational and strategic plans. To listen to the call, and view related presentation materials and supplemental information, go to www.conocophillips.com/investor/earnings.

The company will hold its 2014 Analyst Meeting on April 10, 2014 in New York City. Representatives from company management will discuss the company’s strategic plans for growth and value creation.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 27 countries, $54 billion in annual revenue, $118 billion of total assets, and approximately 18,400 employees as of Dec. 31, 2013. Production from continuing operations averaged 1,502 MBOED in 2013, and preliminary proved reserves were 8.9 billion BOE as of Dec. 31, 2013. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This news release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods and with peer companies.

References in the release to earnings refer to net income attributable to ConocoPhillips.

Organic reserve additions comprise net proved reserve additions resulting from extensions and discoveries, improved recovery and revisions, and exclude the impact of sales and acquisitions.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	4Q		FY
	2013	2012	2013	2012
Earnings	$2,487	1,426	9,156	8,428
Adjustments:
Impairments	269	351	269	901
Net (gain)/loss on asset sales	-	-	(1,075)	(1,532)
Bohai Bay incidents	-	-	-	89
Tax loss carryforward realization	-	(236)	(1)	(236)
International tax law changes	-	-	-	167
Deferred tax adjustment	-	-	-	(72)
FCCL IFRS depreciation adjustment	(33)	-	(33)	-
Separation costs	-	4	-	84
Pension settlement expense	10	5	41	87
Pending claims and settlements	-	(196)	(118)	(235)
Premium on early debt retirement	-	-	-	68
Discontinued operations - Phillips 66	-	16	-	(1,232)
Discontinued operations - Other[1]	(995)	385	(1,178)	217
Adjusted earnings	$1,738	1,755	7,061	6,734
[1] Includes Kashagan, Algeria and Nigeria

Earnings per share of common stock (dollars)	$2.00	1.16	7.38	6.72

Adjusted earnings per share of common stock (dollars)	$1.40	1.43	5.70	5.37

CONTACT:
ConocoPhillips
Daren Beaudo (media), 281-293-2073
daren.beaudo@conocophillips.com
or
Sidney J. Bassett (investors), 212-207-1996
sid.bassett@conocophillips.com
or
Vladimir R. dela Cruz (investors), 212-207-1996
v.r.delacruz@conocophillips.com